Exhibit 99.1

             Brooke Corporation Declares Regular Quarterly Dividend

    OVERLAND PARK, Kan., July 30 /PRNewswire-FirstCall/ -- Robert D. Orr, Chairman and CEO, announced that Brooke Corporation's (Amex: BXX) board of directors declared a $.10 per share quarterly cash dividend on the company's common stock at its July 29, 2004, board meeting. Orr noted that this dividend will be paid on August 25, 2004, to the shareholders of record as of August 11, 2004, with an ex-dividend date of August 9, 2004.

    Orr reminded investors that the total amount of this quarterly regular dividend payment is the same as the total dividend amounts paid in the previous two quarters, but the dividend per share amount has been reduced from $.20 to $.10 to reflect a two for one stock split that occurred last month. Based on the July 28, 2004, closing stock price of $15.75 per share, the estimated annual yield is approximately 2.5% when calculated using the current quarterly dividend rate.

    About our company ... Brooke Corporation is listed on the American Stock Exchange under the symbol of BXX. Through subsidiaries, the company distributes insurance, financial and related services through a network of more than 314 franchise locations and has originated more than $137,000,000 in loans which have mostly been sold to participating lenders or to investors through asset backed securitizations. A company subsidiary also sells insurance on a wholesale basis through its franchisees and others. The company believes that franchisees, as local business owners, distribute "one-on-one sales" based services, such as insurance, more efficiently than others.

    Email Distribution ... If you would like to receive electronic press release information then please visit the "Investor Relations" section of our website at http://www.brookecorp.com and subscribe to our "Email Alerts" on-line.

    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associated with the development of technology, changes in the law, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge for a more complete description of the Company's business.

SOURCE  Brooke Corporation
    -0-                             07/30/2004
    /CONTACT: Kyle Garst of Brooke Corporation, garsk@brookecorp.com , +1-800-642-1872, Ext. 121/
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO:  Brooke Corporation
ST:  Kansas
IN:  FIN INS
SU:  DIV